SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                            SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934
                               (Amendment No.        )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e) (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Rule 14a-12

                             PETER KIEWIT SONS', INC.
               (Name of Registrant as Specified in its Charter)

   Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

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2)  Aggregate number of securities to which transaction applies:

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3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*:

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4)  Proposed maximum aggregate value of transaction:  --------------------

5)  Total fee paid:  -----------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)  Amount previously paid:  ---------------------------------------------

2)  Form, Schedule or Registration Statement No.:  -----------------------

3)  Filing party:  -------------------------------------------------------

4)  Date filed:  ---------------------------------------------------------
---------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.





                                          May 9, 2001



Dear PKS Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Peter Kiewit Sons', Inc. (the "Company") to be held at 10:00 a.m. on
Saturday, June 16, 2001, at Kiewit Plaza, Omaha, Nebraska 68131.

     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. The Company's 2000 Annual Report on Form 10-K and Form 10-K/A Amendment to Form 10-K are also enclosed for your review and information.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, whether or not you plan to attend the Annual Meeting, as soon as possible, please sign, date and return your Proxy in the envelope that has been provided. The execution and delivery of a Proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

                                          Sincerely,



                                          /s/ Kenneth E. Stinson
                                          Kenneth E. Stinson
                                          Chairman of the Board









                         PETER KIEWIT SONS', INC.
                              Kiewit Plaza
                         Omaha, Nebraska 68131

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   To Be Held Saturday, June 16, 2001

To the Stockholders of Peter Kiewit Sons', Inc.:

     The Annual Meeting of Stockholders ("Annual Meeting") of Peter Kiewit Sons', Inc., a Delaware corporation (the "Company"), will be held at Kiewit Plaza, Omaha, Nebraska 68131 at 10:00 a.m. on Saturday, June 16, 2001 for the following purposes:

     1. To elect thirteen (13) directors to hold office as specified in the attached Proxy Statement; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 27, 2001 (the "Record Date") as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. No business other than the election of directors is expected to be considered at the Annual Meeting or at any adjournment or postponement thereof. This Notice, the Proxy Statement and the accompanying form of Proxy are first being mailed to Stockholders on or about May 9, 2001.

     The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

By Order of the Board of Directors




/s/ Kenneth E. Stinson
Kenneth E. Stinson
Chairman of the Board

May 9, 2001






                           PETER KIEWIT SONS', INC.
                               Kiewit Plaza
                           Omaha, Nebraska 68131

                              PROXY STATEMENT
                  FOR THE ANNUAL MEETING OF STOCKHOLDERS
                   To Be Held Saturday, June 16, 2001

THE MEETING; VOTING AND SOLICITATION

Date, Time and Place of the Annual Meeting

     The annual meeting ("Annual Meeting") of the holders (the
"Stockholders") of the $0.01 par value common stock ("Common Stock") of Peter Kiewit Sons', Inc., a Delaware corporation (the "Company"), will be held on Saturday, June 16, 2001, at 10:00 a.m. local time, at Kiewit Plaza, Omaha, Nebraska 68131.

Purpose of the Annual Meeting

     This Proxy Statement ("Proxy Statement") is being furnished to Stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board") to be voted at the Annual Meeting, or any adjournment or postponement thereof, for the purpose of considering the following matters: (a) to elect thirteen (13) directors to hold office as specified herein; and (b) to transact such other business as may properly come before the Annual Meeting.

Date of Provision of Proxy Statement

     This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are first being mailed to Stockholders on or about May 9, 2001.

Annual Meeting Record Date

     As of April 27, 2001, the record date for the determination of persons entitled to vote at the Annual Meeting (the "Record Date"), there were 29,672,854 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted upon by the Stockholders at the Annual Meeting.

Appraisal Rights

     Stockholders will not be entitled to appraisal rights as a result of the matters proposed to be considered at the Annual Meeting.

Voting

     The Company's Restated Certificate of Incorporation (the "Certificate") provides the Stockholders with the option of cumulative voting in any election of directors. A proxy form which provides for cumulative voting will be provided promptly to any Stockholder upon request, by writing the Stock Registrar at Kiewit Plaza, Omaha, Nebraska 68131, or by calling him at (402) 342-2052. Under the cumulative voting method, the number of a Stockholder's shares of Common Stock is first multiplied by the number of directors to be elected. The resulting number of votes may then be voted for a single nominee or distributed among some or all of the nominees. After the voting is closed, the nominees are ranked in order by the number of votes received. The highest ranking nominees are then elected until the number of open directorships is filled.

     The approval of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect the nominees as directors, unless cumulative voting is required.

     Stockholders can vote on matters presented at the Annual Meeting by either voting in person or by signing, dating and returning the enclosed Proxy. In the election of directors, the enclosed Proxy may be marked for the election of all, some or none of the nominees for director.

     As of the Record Date, there were 29,672,854 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote as of the Record Date is required to constitute a quorum at the Annual Meeting. Under applicable Delaware law, abstentions and "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until the necessary quorum is obtained.

Proxies

     All shares of Common Stock represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for director, and in accordance with the proxy-holders' best judgment as to any other business raised at the Annual Meeting.

     Any Stockholder who delivers a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering a later dated proxy or by voting in person at the Annual Meeting.

Solicitation Costs

     The Company will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain directors, officers and other employees of the Company, not specially employed for the purpose, by personal interview, telephone, telegram or e-mail. Such directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                               EXPLANATORY NOTE

     On March 31, 1998, the Company's former parent, Level 3 Communications, Inc., transferred all of the issued and outstanding shares of common stock of Kiewit Construction Group Inc., as well as certain other assets and liabilities related to Level 3 Communications, Inc.'s construction and mining business, which together with such common stock of Kiewit Construction Group Inc. comprised all of the construction and mining business of Level 3 Communications, Inc. (the "Construction Business"), to the Company in exchange for all of the Company's then outstanding shares of Common Stock. Level 3 Communications, Inc. then distributed all of such Common Stock to the holders of its Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock ("Class C Stock"), in exchange for such shares of Class C Stock. In connection with such transactions (collectively, the "Level 3 Transaction"), the Company's name was changed from "PKS Holdings, Inc." to "Peter Kiewit Sons', Inc." and Level 3
Communications, Inc.'s name was changed from "Peter Kiewit Sons', Inc." to "Level 3 Communications, Inc."

                               DIRECTOR NOMINEES

     The Board has determined that thirteen (13) directors are to be elected to the Board at the Annual Meeting. All the nominees are current directors of the Company except Messrs. McCarthy and Patterson. Each nominee has agreed to serve as a director, if elected. Directors will be elected to serve until the next annual election and until their successors are duly elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the Proxy will vote for that nominee, if any, in their discretion as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.

     Peter Kiewit, Jr., who currently serves as a director, is retiring from the Board upon the expiration of his current term, and will not stand for re-election. Peter has been a director of the Company since August 1997 and before the Level 3 Transaction, for over 30 years as a director of Level 3 Communications, Inc. We recognize and appreciate all of Peter's many efforts on behalf of the Company in all of his years of service on the Board.


Name                        Business Experience                          Age
----                        -------------------                          ---

Mogens C. Bay       Mr. Bay has been a director of the Company since      52
                    March 1999. Mr. Bay has been Chairman of Valmont
                    Industries, Inc. since January 1997 and President and
                    Chief Executive Officer of Valmont Industries, Inc.
                    since August 1993. Mr. Bay is also currently a director of Valmont Industries, Inc., ConAgra Foods, Inc. and
                    Level 3 Communications, Inc. Mr. Bay is a member of the
                    Compensation Committee, the Executive Compensation
                    Subcommittee of the Compensation Committee and the Audit Committee of the Company.

Roy L. Cline        Mr. Cline has been a director and Executive Vice      63
                    President of the Company since June 1999. Mr. Cline was the President of Kiewit Industrial Co., a subsidiary of the Company, from March 1992 until June
                    1999. Mr. Cline is a member of the Executive Committee of the Company.

Richard W. Colf     Mr. Colf has been a director of the Company since     57
                    August 1997. Mr. Colf has been an Executive Vice
                    President of the Company since July 1998. Mr. Colf has been an Executive Vice President of Kiewit Pacific
                    Co., a subsidiary of the Company, since September 1998 and was a Senior Vice President of Kiewit Pacific Co.
                    from October 1995 to September 1998. Mr. Colf is currently also a director of Kiewit Materials Company.
                    Mr. Colf is a member of the Executive Committee of the Company.

James Q. Crowe      Mr. Crowe has been a director of the Company since    51
                    August 1997. Mr. Crowe has been the Chief Executive
                    Officer of Level 3 Communications, Inc. since August
                    1997 and President of Level 3 Communications, Inc.
                    from August 1997 to February 2000. Mr. Crowe was
                    President and Chief Executive Officer of MFS
                    Communications Company, Inc. from June 1993 to June
                    1997. Mr. Crowe also served as Chairman of the Board of WorldCom Inc. from January 1997 to July 1997 and as Chairman of the Board of MFS Communications Company,
                    Inc. from 1992 to 1996. Mr. Crowe is currently also a director of Commonwealth Telephone Enterprises, Inc.,
                    RCN Corporation and Level 3 Communications, Inc. Mr.
                    Crowe is a member of the Compensation Committee of the Company.

Richard Geary       Mr. Geary has been a director of the Company since    66
                    August 1997. Mr. Geary was an Executive Vice President of the Company from August 1997 to July 1998. Mr.
                    Geary was an Executive Vice President of Kiewit
                    Construction Group Inc., a subsidiary of the Company, and President of Kiewit Pacific Co., for more than five years prior to August 1997. Mr. Geary is currently also a director of Kiewit Materials Company, Standard Insurance Company, Stancorp Financial Group,
                    David Evans & Associates, Today's Bank and is a trustee of the Oregon Health Sciences University Foundation.

Bruce E. Grewcock   Mr. Grewcock has been a director of the Company       47
                    since August 1997. Mr. Grewcock has been President and Chief Operating Officer of the Company since
                    December 2000. Mr. Grewcock was an Executive Vice
                    President of the Company from August 1997 to December
                    2000. Mr. Grewcock was the President of Kiewit
                    Western Co., a subsidiary of the Company, from July
                    1997 to July 1999. Mr. Grewcock was an Executive
                    Vice President of Kiewit Construction Group Inc.
                    from July 1996 to June 1998, and President of
                    Kiewit Mining Group, Inc., a subsidiary of the Company, from January 1992 to July 1996. Mr.
                    Grewcock is currently also a director of Kiewit
                    Materials Company and Kinross Gold Corporation.
                    Mr. Grewcock is a member of the Executive
                    Committee of the Company.

William L. Grewcock  Mr. Grewcock has been a director of the Company       75
                    since August 1997. Mr. Grewcock was Vice Chairman of Level 3 Communications, Inc. for more than five years prior to April 1998. Mr. Grewcock is also a director of Kiewit Materials Company and Level 3 Communications, Inc. Mr. Grewcock is a member of the Compensation Committee of the Company.

Allan K. Kirkwood   Mr. Kirkwood has been a director of the Company       57
                    since August 1997. Mr. Kirkwood has been an Executive
                    Vice President of the Company since July 1998. Mr.
                    Kirkwood has been an Executive Vice President of Kiewit Pacific Co. since September 1998 and was a
                    Senior Vice President of Kiewit Pacific Co. from
                    October 1995 to September 1998. Mr. Kirkwood is a member of the Executive Committee and is the Chairman of the Audit Committee of the Company.

Michael R. McCarthy Mr. McCarthy has been Chairman of McCarthy Group,     49
                    Inc., an investment and asset management service company, for more than the last five years. Mr. McCarthy is also currently a director of McCarthy
                    Group, Inc., McCarthy & Co., HDR, Inc., Election
                    Systems & Software, Inc., Streck Laboratories, Inc., Acceptance Insurance Companies, Inc., and Cabela's Incorporated.

Douglas E. Patterson Mr. Patterson has been President of Gilbert Central  50
                     Corp., Gilbert Industrial Corporation, and Kiewit Engineering Co., subsidiaries of the Company, since June 1999. Mr. Patterson was Senior Vice President of Kiewit Construction Company, from July 1996 to
                     June 1999.  Mr. Patterson was Vice President of
                     Kiewit Western Co. from September 1996 to June 1998.

Walter Scott, Jr.   Mr. Scott has been a director and Chairman Emeritus   69
                    of the Company since August 1997. Mr. Scott has been the Chairman of the Board of Level 3 Communications,
                    Inc. for more than the last five years. Mr. Scott was the Chief Executive Officer of Level 3 Communications,
                    Inc. for more than five years prior to August 1997.
                    Mr. Scott is also currently a director of Berkshire
                    Hathaway Inc., Burlington Resources Inc., MidAmerican
                    Energy Holding Co., ConAgra Foods, Inc., Commonwealth
                    Telephone Enterprises, Inc., RCN Corporation, Valmont
                    Industries, Inc. and Level 3 Communications, Inc. Mr.
                    Scott is the Chairman of the Compensation Committee of the Company.

Kenneth E. Stinson  Mr. Stinson has been a director and Chairman of       58
                    the Board of the Company since August 1997.  Mr.
                    Stinson has been Chief Executive Officer of the Company since March 1998. Mr. Stinson was President of the Company from August 1997 to December 2000.
                    Mr. Stinson has been the Chairman and Chief
                    Executive Officer of Kiewit Construction Group Inc.
                    for more than the last five years. Mr. Stinson was Executive Vice President of Level 3 Communications,
                    Inc. from June 1991 to August 1997. Mr. Stinson is also currently a director of Kiewit Materials
                    Company, ConAgra Foods, Inc., Valmont Industries,
                    Inc. and Level 3 Communications, Inc. Mr. Stinson is the Chairman of the Executive Committee of the Company.

George B. Toll, Jr. Mr. Toll has been a director of the Company since     64
                    August 1997. Mr. Toll was an Executive Vice President of the Company from August 1994 to June 1999. Mr.
                    Toll was an Executive Vice President of Kiewit Construction Group Inc. from April 1994 to June 1998.




    The Board recommends a vote FOR the nominees identified above.






                     INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees

     The Board has an Audit Committee, a Compensation Committee and an Executive Committee.

     The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the annual financial information to be provided to Stockholders and the United States Securities and Exchange Commission ("SEC"), (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. The current Audit Committee members are Messrs. Kirkwood (Chairman), Bay and Kiewit. Mr. Kirkwood is not considered to be "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The audit committee had four formal meetings in 2000.

     The Compensation Committee determines the compensation of the Chief Executive Officer and reviews the compensation, securities ownership, and benefits of the Company's executive officers. The current Compensation Committee members are Messrs. Scott (Chairman), Bay, Crowe, Kiewit and William Grewcock. The Compensation Committee had one formal meeting in 2000.

     The Compensation Committee has an Executive Compensation Subcommittee. The Executive Compensation Subcommittee reviews and approves or disapproves, all compensation of whatever nature to be paid to the Chief Executive Officer of the Company and the Company's next four highest paid executive officers (the "Named Executive Officers"); establishes and administers performance goals pursuant to the Company's executive bonus plans, if any, adopted pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and approves or disapproves, on behalf of the Board, the creation of any new bonus plans for the executive officers of the Company pursuant to Section 162(m) of the Code. The current Executive Compensation Subcommittee members are Messrs. Kiewit (Chairman) and Bay. In 2000, the Executive Compensation Subcommittee had one formal meeting and acted by written consent in lieu of a meeting on one occasion.

     The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board between Board meetings, except those functions assigned to specific committees. The current Executive Committee members are Messrs. Stinson (Chairman), Cline, Colf, Bruce Grewcock and Kirkwood. In 2000, the Executive Committee had three formal meetings and acted by written consent in lieu of a meeting on one occasion.

     The Company does not have a nominating committee. The Certificate provides that the incumbent directors may nominate a slate of directors for election at the annual meeting of stockholders. On April 27, 2001, the incumbent directors nominated the slate listed on pages 3-5 of this Proxy Statement.

     In 2000, the Board had five formal meetings and acted by written consent in lieu of a meeting on six occasions. In 2000, no director attended less than 75% of the aggregate of the total number of meetings of the Board and the committees of which he was a member.

     Directors who are employees of the Company or its subsidiaries do not receive directors' fees. Non-employee directors are paid annual directors' fees of $30,000, plus $1,500 for attending each meeting of the Board, $1,200 for attending each meeting of a committee of the Board and $1,500 for attending the Company's annual operations meeting.

Audit Committee Report

     In accordance with its written charter adopted by the Board on March 12, 2001, which charter is attached to this Proxy Statement as Appendix A, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During 2000, the Chairman of the Audit Committee discussed the interim financial information contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30 with the independent auditors prior to filing such Quarterly Reports with the SEC.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and the adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Company, as of and for the fiscal year ended December 30, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based upon the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company 's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2000, for filing with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers as the Company's independent auditors and the Board concurred in such recommendation.

     The foregoing report has been furnished by the Audit Committee, Messrs. Kirkwood, Bay and Kiewit.

Independent Accountants

     PricewaterhouseCoopers LLP, certified public accountants, have been selected by the Board as the independent public accountants for the Company. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

     Audit Fees. Fees for the fiscal year ended December 30, 2000 audit and the review of Forms 10-Q were $369,450 of which an aggregate amount of $211,550 had been billed through December 30, 2000.

     Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not render any services related to information systems design and implementation for the fiscal year ended December 30, 2000.

     All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 30, 2000 were $1,333,163. Of this amount, $543,377 was billed directly to benefit plans of the Company.








                              EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below shows the annual compensation of the Named Executive Officers for the periods specified. The Company does not currently have plans under which options, stock appreciation rights, restricted stock awards, long-term incentive compensation, profit sharing, or pension benefits are held by the Named Executive Officers. As a result of the Level 3 Transaction, the Construction Business was distributed to the Company. Although certain compensation payments for the periods reflected below may have been made by Level 3 Communications, Inc., all such payments related to the Construction Business. Therefore, for presentation purposes, all payments are reported as if they were made by the Company or its subsidiaries.

                                                       Annual Compensation
                                 ----------------------------------------------------
                                                                     Other Annual
Name and Principal Position     Year    Salary($)   Bonus($)(1)    Compensation ($)(2)
---------------------------     ----    ---------   -----------    -------------------

Kenneth E. Stinson              2000      686,556     3,000,000          82,740 (3)
  Chief Executive Officer       1999      656,207     1,500,000         108,965 (4)
                                1998      570,835     1,500,000         111,422 (5)

Allan K. Kirkwood               2000      318,700       600,000
  Executive Vice President      1999      300,768       400,000
                                1998      254,885       360,000

Richard W. Colf                 2000      318,700       500,000
  Executive Vice President      1999      302,229       250,000
                                1998      261,530       360,000

Bruce E. Grewcock               2000      316,600       500,000
  President and Chief Operating 1999      286,145       270,000
  Officer                       1998      226,415       175,000

Roy L. Cline                    2000      308,604       300,000
  Executive Vice President      1999      295,890       365,000
                                1998      271,046       407,260

--------------------------

(1) Bonuses reflect payments made in the specified year with respect to performance in the prior year.

(2) Other Annual Compensation means perquisites and other personal benefits received by each of the Named Executive Officers, if, in the aggregate, in excess of the lesser of $50,000 or 10% of their combined salary and bonus. No Named Executive Officer other than Mr. Stinson received any Other Annual Compensation in excess of the reporting threshold.

(3) In 2000, taxable income in the amount of $46,070 was imputed to Mr. Stinson with respect to the non-business use of corporate aircraft and taxable income in the amount of $36,670 was imputed with respect to his interest-free loan described below.

(4) In 1999, taxable income in the amount of $51,535 was imputed to Mr. Stinson with respect to the non-business use of corporate aircraft and taxable income in the amount of $57,430 was imputed with respect to his interest-free loan described below.

(5) In 1998, taxable income in the amount of $40,778 was imputed to Mr. Stinson with respect to the non-business use of corporate aircraft and taxable income in the amount of $70,644 was imputed with respect to his interest-free loan described below.


Director's Compensation

     During 2000, each of the directors of the Company who were not employed by the Company during 2000 received directors fees consisting of an annual retainer of $30,000 and fees of $1,500 for attending each Board meeting and $1,200 for attending each committee meeting. Non-employee directors also receive $1,500 for attending the Company's annual operations meeting.

Certain Relationships and Related Transactions

     James Q. Crowe, a director of the Company, is the Chief Executive Officer and a director of Level 3 Communications, Inc. Walter Scott, Jr., a director of the Company, is the Chairman of the Board of Level 3 Communications, Inc. Kenneth E. Stinson, the Chief Executive Officer of the Company and the Chairman of the Board of the Company, is a director of Level 3 Communications, Inc. Mogens C. Bay and William L. Grewcock, directors of the Company, are directors of Level 3 Communications, Inc.

     Level 3 Communications, Inc. and Kiewit Engineering Co., a subsidiary of the Company, are parties to various aircraft operating agreements pursuant to which Kiewit Engineering Co. provides Level 3 Communications, Inc. with aircraft maintenance, operations and related services. During 2000, Level 3 Communications, Inc. reimbursed Kiewit Engineering Co. approximately $1.9 million in expenses incurred in connection with the operation of Level 3 Communications, Inc.'s aircraft. Level 3 Communications, Inc. also paid Kiewit Engineering Co. a management fee of $6,000.

     Level 3 Communications, Inc. and Kiewit Mining Group Inc. are parties to an amended mine management agreement pursuant to which Kiewit Mining Group Inc. provides mine management and related services for Level 3 Communications, Inc.'s coal mining properties. During 2000, Level 3 Communications, Inc. paid Kiewit Mining Group Inc. approximately $42.8 million in connection with services provided pursuant to such agreement.

     Level 3 Communications, Inc. and Kiewit Construction Company, a subsidiary of the Company, are parties to a contract for the construction of Level 3 Communications, Inc.'s North American Intercity Network. In 2000, Level 3 Communications, Inc. paid Kiewit Construction Company approximately $1.8 billion under this contract. In addition, Level 3 Communications, Inc. has retained Kiewit Construction Company as the general contractor for the construction of its campus headquarters facility being built in Broomfield, Colorado. In 2000, Level 3 Communications, Inc. paid Kiewit Construction Company approximately $55.3 million in connection with such activities.

     On September 26, 2000, Big Horn Coal Company, a subsidiary of Level 3 Communications, Inc., sold its entire right, title and interest in and to Bighorn Walnut, LLC and KT Mining, LP, which together owned Big Horn Coal Company's 50% interest in Walnut Creek Mining Company, to Kiewit Construction Company for approximately $37.3 million. The purchase price paid to Big Horn Coal Company was calculated, in part, in comparison to the purchase price paid by Kiewit Construction Company for the other 50% interest in Walnut Creek Mining Company from an unrelated third party.

     In connection with the Level 3 Transaction, the Company and Level 3 Communications, Inc. entered into various agreements intended to implement the Level 3 Transaction, including a separation agreement and a tax sharing agreement, pursuant to which the parties allocated certain liabilities associated with their respective businesses and the costs and other liabilities related to the Level 3 Transaction.

     Elk Mountain Ventures, Inc., a corporation controlled by Mr. Scott, a director of the Company, and Kiewit Engineering Co. are parties to various aircraft operating agreements pursuant to which Kiewit Engineering Co. provides Elk Mountain Ventures, Inc. with aircraft maintenance, operations and related services. During 2000, Elk Mountain Ventures, Inc. reimbursed Kiewit Engineering Co. approximately $1 million in expenses incurred in connection with the operation of Elk Mountain Ventures Inc.'s aircraft. Elk Mountain Ventures, Inc. also paid Kiewit Engineering Co. a management fee of $46,000. Kiewit Construction Company provided various construction related services to Mr. Scott during 2000. Mr. Scott paid Kiewit Construction Company approximately $4.7 million in connection with those services.

     The Company provided George B. Toll, Jr., a director and former executive officer of the Company, with an interest-free loan of $800,000 during 1994 in connection with the purchase of a residence and relocation expenses. The full principal amount of his demand note payable to the Company is currently outstanding. The loan is scheduled to be repaid in January 2002.

     The Company provided the holders of its convertible debentures with interest-free loans in connection with the Level 3 Transaction. The following is a list of directors, nominees for director and executive officers who had outstanding interest-free loans from the Company in excess of $60,000 during 2000, the largest aggregate amount outstanding during 2000 and the amount, if any, currently outstanding: (a) Kenneth E. Stinson -- $700,000 ($ 400,000 currently); (b) Roy L. Cline -- $200,000 ($100,000 currently); (c) Bruce E. Grewcock -- $200,000 ($100,000 currently); (d) Allan K. Kirkwood -- $200,000
($100,000 currently); (e) Richard W. Colf -- $100,000 ($0 currently); (f) Stephen A. Sharpe -- $100,000 ($100,000 currently); and (g) Douglas E. Patterson -- $130,000 ($80,000 currently). These loans are scheduled to be repaid on October 31, 2001.

     Valmont Industries, Inc. has retained Kiewit Construction Company as the general contractor for the construction of its headquarters facility in Omaha, Nebraska. Mogens C. Bay, a director of the Company, is the Chairman, President and Chief Executive Officer of Valmont Industries, Inc. In 2000, Valmont Industries, Inc. paid Kiewit Construction Company approximately $400,000 in connection with such activities. In addition, during 2000, several subsidiaries of the Company purchased equipment manufactured by Valmont Industries, Inc. The aggregate purchase price for such equipment was approximately $175,000.

     The law firm of Gallagher & Kennedy provided various legal services to the Company and its subsidiaries during 2000. Peter Kiewit, Jr., a director of the Company, is Of Counsel to Gallagher & Kennedy. Fees paid to Gallagher & Kennedy by the Company and its subsidiaries did not exceed 5% of Gallagher & Kennedy's revenues for 2000.

     Bruce E. Grewcock, the President and Chief Operating Officer and a director of the Company, is the son of William L. Grewcock, a director of the Company.

     The Company believes that the fees paid in each of the transactions described above approximate the fair market value for the services rendered.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Messrs. Bay, Crowe, William Grewcock, Kiewit and Scott. Messrs. Scott and William Grewcock are employees of the Company. Messrs. Scott, William Grewcock and Crowe were formerly officers of the Company or its subsidiaries.

     A corporation controlled by Mr. Scott paid Kiewit Engineering Co., for certain aircraft related expenses in 2000. In 2000, Level 3 Communications, Inc. paid several subsidiaries of the Company for the construction of its North American Intercity Network and campus headquarters facilities and for certain mine management and aircraft related services. See "Certain Relationships and Related Transactions."

     Valmont Industries, Inc. paid a subsidiary of the Company for construction services during 2000. In addition, several subsidiaries of the Company purchased equipment from Valmont Industries, Inc. during 2000. See "Certain Relationships and Related Transactions".

     Mr. Stinson, the Chief Executive Officer and Chairman of the Board of the Company, is a director of Valmont Industries, Inc. and Level 3 Communications, Inc. Mr. Bay, a director of the Company, is the Chairman, President and Chief Executive Officer of Valmont Industries, Inc. Mr. Crowe and Mr. Scott, directors of the Company, are the President and Chief Executive Officer, and the Chairman of the Board, respectively, of Level 3 Communications, Inc.

Executive Compensation Subcommittee Report

     The Executive Compensation Subcommittee is composed entirely of "outside" directors as defined in Section 162(m) of the Code. This
Subcommittee is responsible for reviewing and approving, on an annual basis, all compensation of whatever nature to be paid to the Named Executive Officers.

     The objectives of the Company's executive compensation program are to (a) support the achievement of desired Company performance, (b) provide compensation that will attract and retain superior talent, (c) reward performance, and (d) align the executive officers' interests with the success of the Company by placing a portion of total compensation at risk. The executive compensation program has two elements: salaries and bonuses. The program provides base salaries which are intended to be competitive with salaries provided by other comparable companies. Bonuses are the vehicle by which executive officers can earn additional compensation depending on individual, business unit, and Company performance, subject to the Bonus Plan.

     In 1999 the Board adopted, and the shareholders approved, the Peter Kiewit Sons', Inc. 1999 Bonus Plan (the "Bonus Plan") which remains in effect for 2000. The Executive Compensation Subcommittee has determined that for 2000, the Performance Goals under the Bonus Plan have been met and that maximum bonus amounts have been established. The Executive Compensation Subcommittee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal, or individual's circumstances.

     In recognition of Mr. Stinson's contributions to the Company's performance in 2000, the Executive Compensation Subcommittee has approved a salary increase to $750,000, effective April 2, 2001 and a bonus of $3,500,000, payable in 2001. A number of factors were considered in setting Mr. Stinson's compensation. These factors included meeting the Bonus Plan Performance Goals for 2000, the Company's overall performance, the increase in the Company's stock formula price, as well as Mr. Stinson's personal effort and accomplishments in managing the Company and its businesses. After considering all of the factors, the Executive Compensation Subcommittee felt the approved compensation was well within a reasonable range.

     The foregoing report has been furnished by the Executive Compensation Subcommittee, Messrs. Bay and Kiewit.

Performance Graph

     The Company's Common Stock is not publicly traded. The Company's Certificate contains a formula pursuant to which the Common Stock is valued. As a result of the Level 3 Transaction, the Construction Business was distributed to the Company. Level 3 Communications, Inc.'s former Class C Stock was linked to the performance of the Construction Business, and was valued pursuant to a formula specified in Level 3 Communications, Inc.'s restated certificate of incorporation (the "Level 3 Certificate"). Consequently, for presentation purposes, the graph below compares the cumulative total return (stock appreciation plus reinvested dividends) of Level 3 Communications Inc.'s Class C Stock for the two-year period 1996 and 1997, and the Company's Common Stock for the three-year period 1998 through 2000 (referred to in the graph collectively as "Construction Stock"), with the Standard and Poors' Composite 500 Index and the Dow Jones Heavy Construction Index -U.S.

     Pursuant to the Level 3 Certificate and the Certificate, for all periods presented in the graph below, the Construction Stock was valued at the formula value determined by the Level 3 Certificate or the Certificate, as the case may be, at the end of its fiscal year, reduced by dividends declared during the following year. For purposes of the graph, it has been assumed that dividends were immediately reinvested in additional shares of Construction Stock, although such reinvestment was not permitted in actual practice. Although Level 3 Communications, Inc.'s and the Company's fiscal years ended on the last Saturday in December, the Construction Stock is compared against indexes which assume a fiscal year ending December 31.

     On September 30, 2000, the Company distributed all of the shares of common stock of its former subsidiary, Kiewit Materials Company, it then held to Stockholders in a Spin-off (the "Materials Transaction"). In the Materials Transaction, each Stockholder received one share of common stock of Kiewit Materials Company ("Materials Stock") for each share of Common Stock they held on the record date for the Materials Transaction. Prior to the Materials Transaction, the Company also completed a share exchange offer and debenture exchange offer, pursuant to which holders of Common Stock and the Company's convertible debentures exchanged shares of Common Stock and the Company's convertible debentures for shares of Materials Stock, Kiewit Materials Company convertible debentures and reduced principal amount convertible debentures of the Company. As a result of the Materials Transaction, the Company and Kiewit Materials Company now operate as two separate independent companies. For purposes of the graph, the book value of the Materials Stock on the date of the Materials Transaction ($7.14) was deducted from the formula value of the Common Stock on January 1, 2000 to determine the return on the Common Stock for the period December 31, 1999 through December 31, 2000.

     The graph assumes that the value of the investment was $100 on December 31, 1995, and that all dividends and other distributions were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE CONSTRUCTION STOCK, THE S&P 500 INDEX AND THE DOW JONES HEAVY CONSTRUCTION INDEX-U.S.

                                 [INSERT GRAPH]

                                        1995   1996   1997   1998   1999   2000
-------------------------------------------------------------------------------
Construction Stock                      100    130    169    216    288    387
S&P 500 Index                           100    123    164    211    255    232
Dow Jones Heavy Construction Index-US   100     96     72     86     93    108





                           SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The table below shows information about the ownership of Common Stock as of April 27, 2001, by the Company's directors, nominees for director, the Named Executive Officers and each person who beneficially owns more than 5 percent of the Common Stock. The table also shows the ownership of Common Stock by all of the directors and executive officers as a group as of such date.

                                 Number of Shares
      Name                      Beneficially Owned            Percent of Shares
------------------------     --------------------------     -------------------
Kenneth E. Stinson (1) (2)           2,770,968                       9.3%
Richard W. Colf (3)                  1,715,960                       5.8%
Allan K. Kirkwood                    1,257,664                       4.2%
Bruce E. Grewcock                      941,336                       3.2%
Roy L. Cline                           573,416                       1.9%
George B. Toll, Jr.                    570,412                       1.9%
Douglas E. Patterson                   528,844                       1.8%
Walter Scott, Jr.                      400,000                       1.3%
William L Grewcock                       8,192                        *
Mogens C. Bay                            4,000                        *
James Q. Crowe                           4,000                        *
Peter Kiewit, Jr.                        4,000                        *
Richard Geary                                0                        *
Michael R. McCarthy                          0                        *
Directors and Executive Officers
as a Group (20 Individuals)(1)       8,782,716                      29.6%

*     Less than 1%.

(1) Includes the 590,057 shares of Common Stock held in trusts, for which Mr. Stinson is the trustee with sole voting and investment powers.

(2)     Mr. Stinson's address is c/o Kiewit Plaza, Omaha, Nebraska 68131.

(3)     Mr. Colf's address is c/o 215 V Street, Vancouver, Washington 98661.







                             OTHER INFORMATION

Other Matters

     It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the discretion of the persons named in the Proxy.

Stockholder Proposals

     Any proposal which a Stockholder intends to present at the 2002 Annual Meeting must be received by the Company on or before March 13, 2002 and by December 23, 2001 to be included in the proxy material of the Company relating to such meeting. In addition, if the Stockholder wishes to nominate one or more persons for election as a director, such Stockholder must comply with additional provisions as set forth in the Company's By-Laws. Generally, a Stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than sixty days prior to the meeting. The By-Laws specify the information which must accompany such Stockholder notice, including the provision of certain information with respect to the persons nominated for election as directors and any information relating to the Stockholder that would be required to be disclosed in a proxy filing. Details of the provision of the By-Laws may be obtained by any Stockholder from the Secretary of the Company. Any such proposals should be directed to the Secretary, Peter Kiewit Sons', Inc., Kiewit Plaza, Omaha, Nebraska 68131.

Section 16(a) Beneficial Ownership Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC. SEC Regulations require the Company to identify anyone who filed a required report late during the most recent fiscal year. The Company undertakes to make such filings for its directors and executive officers and believes that during the fiscal year ended December 30, 2000, all Section 16(a) filing requirements were met.

Annual Report

     The Company is mailing to each Stockholder, along with this Proxy Statement, a copy of its annual report. The Company's annual report is its Form 10-K and Form 10-K/A for the fiscal year ending December 30, 2000, as filed with the SEC.

     THE COMPANY WILL FURNISH WITHOUT CHARGE UPON THE WRITTEN REQUEST OF A STOCKHOLDER A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND 10-K/A, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND EXHIBITS, FILED WITH THE SEC. WRITTEN REQUESTS SHOULD BE ADDRESSED TO THE STOCK REGISTRAR AT KIEWIT PLAZA, OMAHA, NEBRASKA 68131.

                                                      PETER KIEWIT SONS', INC.
                                                      May 9, 2001






                                  Appendix A


                          Peter Kiewit Sons', Inc.

                           Audit Committee Charter


The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Peter Kiewit Sons', Inc. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee shall be comprised of three or more directors, none of whom shall be directly involved in the supervision or management of the financial affairs of the Company or any of its subsidiaries. The members of the Committee will be listed in the Company's proxy statement and annual report.

RESPONSIBILITY

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

4. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

5. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company.

6. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

7. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

- The annual financial statements and related footnotes and financial information to be included in the Company's annual report on Form 10-K.

-     Significant changes to the audit plan, if any.

- Any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information.

- Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles, along with the reasonableness of significant judgements.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

8. After preparation by management and review by internal audit and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

9. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

10. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

11. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

12. Prepare and present to the Board a report covering its activities twice yearly at regular Board meetings, specified by Board resolution, or more often when considered necessary, to report a material irregularity.

13. Perform any other activities consistent with this Charter, the Company's By-laws and applicable law, as the Committee or the Board deems necessary or appropriate.






                           PETER KIEWIT SONS', INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
              THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 16, 2001
                                   PROXY
The undersigned hereby appoints Douglas A. Obermier and Gregory M. Broz, or either of them or their substitutes, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Peter Kiewit Sons', Inc. held of record by the undersigned at the close of business on April 27, 2001, at the Annual Meeting of Stockholders to be held June 16, 2001, or any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the Board's nominees for director. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Proposal 1: Election of Directors
---------------------------------

To elect the thirteen (13) nominees specified as follows as Directors:

Mogens C. Bay          Richard Geary             Michael R. McCarthy
Roy L. Cline           Bruce E. Grewcock         Douglas E. Patterson
Richard W. Colf        William L. Grewcock       Walter Scott, Jr.
James Q. Crowe         Allan K. Kirkwood         Kenneth E. Stinson
                                                 George B. Toll, Jr.

                 ----  FOR              ----  WITHHOLD
                 all nominees           authority to vote
                 listed (except)        for all nominees
                 as otherwise
                 specified below)



Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the lines below.

          -------------------------------------------------

          -------------------------------------------------


                                 Please sign exactly as name appears below.
                                 [Name of Shareholder]



------------------                ----------------------------------------
Date                              Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.